EXHIBIT 99.2

FOR IMMEDIATE RELEASE

Investor Contact:	Dave Staples, CFO	Media Contact:	Karen Aylsworth
	(616) 878-8319		(616) 878-8339

Spartan Stores, Inc. Expects Minimal Financial Impact
from Departure of Customer

GRAND RAPIDS, Michigan--September 13, 2000--Spartan Stores, Inc. (Nasdaq: SPTN) announced that one of its customers, D&W Food Centers, Inc., has informed the company today that it will no longer be D&W's primary supplier, effective November 1, 2000. The company expects D&W's decision not to materially impact Spartan Stores' overall financial results due to cost reduction plans that will be enacted in conjunction with the lost business.

Under the existing supplier relationship, Spartan Stores' annual sales to D&W's 26 stores represent less than four percent of total revenue. In addition, D&W leases five of its store locations from Spartan Stores. Conditions of the lease include certain minimum purchase requirements.

"While we are disappointed by D&W's decision, we expect specific cost-cutting measures that we are taking to minimize any financial impact," commented James B. Meyer, Spartan Stores' chairman, president and chief executive officer. "We are in the process of exploring the feasibility of a secondary supply relationship with D&W. However, we will work with D&W to effect a smooth transition over the course of the next month and a half."

Based in Grand Rapids, Mich., Spartan Stores owns and operates 119 supermarkets and drugstores in Michigan and Ohio under the Ashcraft's Markets, Family Fare Supermarkets, Food Town, Glen's Markets, Great Day Markets and The Pharm banners. The company also serves 400 independent grocery stores and 9,600 convenience stores as a wholesale distributor.

This press release contains forward-looking statements that involve significant risks and uncertainties. Actual results may differ materially from the results discussed in these forward-looking statements. Internal and external factors that might cause such a difference include, but are not limited to competitive pressures among food retail and distribution companies and general economic and market conditions.